EXHIBIT 99.01

PRESS RELEASE

WEDNESDAY, NOVEMBER 25, 1998

LOUISIANA CASINO CRUISES, INC. CLOSES $50 MILLION NOTE OFFERING

Louisiana Casino Cruises, Inc. (the "Company") announced today that it has sold $50 million in senior secured increasing notes due in 2001. The notes have an interest rate initially equal to 12.25% and increase by 0.25% on March 1, 1999 and every quarter thereafter. The notes are secured by substantially all of the assets of the Company and will rank senior in right of payment to any subordinated indebtedness of the Company and equal to any senior indebtedness. The notes were sold in a private placement with registration rights.

The proceeds from the offering will be used to repay the Company's outstanding 11-1/2% notes due December 1, 1998, redeem the Company's outstanding Preferred Stock and related accrued non-cash dividends, satisfy obligations with respect to the Company's redeemable Common Stock warrants and to pay related offering costs.

The Company owns and operates Casino Rouge, the leading riverboat gaming facility in Baton Rouge, Louisiana. The Company's executive offices are located 1717 North River Road, Baton Rouge, Louisiana, 70802 and its telephone number is
(504) 381-7777.